                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


FORM 4


[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                 I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                               4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

   Naples                             FL                 34102
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Synergy Brands Inc. - SYBR
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

                                  ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

                                    May/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                        3.           Disposed of (D)                 Securities     Form:      7.
                                        Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                          2.            Code         ------------------------------- Owned at End   (D) or     Indirect
1.                        Transaction   (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security         Date (Month/  ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                Day/Year)     Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              5/6/02         P               10,000      A      $0.82                   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              5/21/02        P               42,000      A      $0.90                   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              5/24/02        P               40,000      A      $0.895   416,386(1)     I           By Lloyd I. Miller,
                                                                                                                III, Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         136,600(1)     I           By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              5/24/02        P               40,000      A      $0.895                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              5/28/02        P               4,100       A      $0.78    419,530        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         142,000(1)     I           By Dail Miller
====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                 2.                                                                                     Deriv-    of
                 Conver-                    5.                              7.                          ative     Deriv-   11.
                 sion                       Number of                       Title and Amount            Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying      8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities         Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)            Amount   ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares   5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stocks
   Warrants      $1.25    9/24/01  A    V   20,000        Immed.   9/24/06  Commom    20,000            20,000(1)    I     By Dail
(right to buy)                                                              Stock                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stocks
   Warrants      $1.25    9/24/01  A    V   60,000        Immed.   9/24/06  Commom    60,000            60,000(1)    I     By Milfam
(right to buy)                                                              Stock                                          I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stocks
   Warrants      $1.25    9/24/01  A    V   20,000        Immed.   9/24/06  Commom    20,000            20,000       D
(right to buy)                                                              Stock
====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.


         /s/ Lloyd I. Miller, III                                6/7/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  Page 2 of 3
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________________________________________________________________________________
1.   Name and Address of Reporting Person:

Miller, III                          Lloyd                 I.
--------------------------------------------------------------------------------
(Continued)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

     Synergy Brands Inc. - SYBR
________________________________________________________________________________
3.   Statement for Month/Year:

     May/2002
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                          2.            3.           Disposed of (D)                 Securities     Form:
                          Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     7.
                          Date          Code         ------------------------------- Owned at End   (D) or     Nature of
1.                        Month/        (Instr. 8)                   (A)             of Month       Indirect   Indirect
Title of Security         Day/          ------------     Amount      or     Price    (Instr. 3      (I)        Beneficial
(Instr. 3)                Year           Code     V                  (D)             and 4)         (Instr.4)  Ownership
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          47,008(1)     I           By Lloyd I. Miller,
                                                                                                                III, Trust C
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Common Stock                                                                         240,000(1)     I           By Milfam I, L.P.
====================================================================================================================================


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